Exhibit 10.9

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made as of April 14, 2021 (“Effective Date”) by and between Sysorex, Inc., a Nevada corporation (“Company”), and Nadir Ali, an individual, (“Consultant”).

WHEREAS, within thirty days of the Effective Date of this Agreement, Consultant will resign as a director of Company in connection with the consummation of the transactions contemplated by that certain Agreement and Plan of Merger by and among the Company, TTM Acquisition Corp., and TTM Digital Assets & Technologies, Inc. (“TTM”), dated as of the Effective Date of this Agreement, pursuant to which Company has acquire all of the issued and outstanding capital stock of TTM (the “Transaction”); and

WHEREAS, in addition to general business and management matters, Consultant has knowledge and expertise regarding Company’s reseller business, in addition to matters related to Company’s public company reporting and compliance matters (“Pre-Transaction Business”); and

WHEREAS, Company desires to retain Consultant as an advisor to Company for matters related to the Pre-Transaction Business on an as needed basis to ensure an orderly transition of Company’s business and management team; and

WHEREAS, Consultant desires to be engaged by Company and to provide the Consulting Services pursuant to such engagement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, and intending to be legally bound hereby, Consultant and Company agree as follows:

1. Services and Payment. Consultant agrees to undertake and complete the Services (as defined in Exhibit A) in accordance with the applicable statement of work, a form of which is attached as Exhibit A hereto, which will be executed by both parties (“Statement of Work”). Unless otherwise specifically approved by Company (and notwithstanding any other provision of this Agreement), all activity relating to Services will be performed by and only by Consultant. Consultant agrees that it will not (and will not permit others to) violate any agreement with or rights of any third party or, except as expressly authorized by Company in writing hereafter, use or disclose at any time Consultant’s own or any third party’s (including without limitation the Company’s) confidential information or intellectual property in connection with the Services or otherwise for or on behalf of Company.

2. Ownership; Rights; Proprietary Information; Publicity.

a. Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by Consultant in connection with the Services or any Proprietary Information (as defined below) (collectively, “Inventions”). Consultant will promptly disclose and provide all Inventions to Company and will keep adequate and current written records of all Inventions, which records shall be available to and shall remain the sole property of Company. Consultant hereby makes, and agrees to make in the future, all assignments necessary to accomplish the foregoing ownership. Consultant shall assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce and defend any rights assigned. Consultant hereby irrevocably designates and appoints Company as its agent and attorney-in-fact, coupled with an interest, to act for and on Consultant’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Consultant.

b. Consultant agrees that all Inventions and all other business, technical and financial information (including, without limitation, computer programs, technical drawings, algorithms, know-how, trade secrets, formulas, processes, ideas, inventions (whether patentable or copyrightable not), improvements, schematics, customer lists and customer information, suppliers and supplier information, pricing information, product development, sales and marketing plans and strategies, personnel information, and other technical, business, financial, customer and product information), Consultant learns, develops or obtains in connection with the Services or that are received by or for Consultant in confidence, constitute “Proprietary Information.” Consultant shall hold in confidence and not disclose or, except in performing the Services, use any Proprietary Information. However, Consultant shall not be obligated under this Section 2.b with respect to information Consultant can document rightfully is or rightfully becomes readily publicly available without restriction through no fault of Consultant. Upon termination or as otherwise requested by Company, Consultant will promptly return to Company all items and copies containing or embodying Proprietary Information, except that Consultant may keep its personal copies of its compensation records and this Agreement. Consultant also recognizes and agrees that Consultant has no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages), and that Consultant’s activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.

c. Consultant represents that his performance of all terms of this Agreement as a consultant of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Consultant prior or subsequent to the commencement of Consultant's consultant relationship with the Company, and Consultant will not disclose to the Company, or use, any inventions, confidential or non-public proprietary information or material belonging to any previous client, employer or any other party. Consultant will not induce the Company to use any inventions, confidential or non-public proprietary information or material belonging to any previous client, employer or any other party.

d. Consultant recognizes that the Company has received and, in the future, will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Consultant's work for the Company consistent with the Company’s agreement with such third party.

3. Warranty and other Obligations. Consultant warrants that: (i) the Services will be free from material defects and performed in a professional and workmanlike manner and that none of such Services nor any part of this Agreement is or will be inconsistent with any obligation Consultant may have to others; (ii) all work under this Agreement shall be Consultant’s original work and none of the Services or Inventions nor any development, use, production, distribution or exploitation thereof will infringe, misappropriate or violate any intellectual property or other right of any person or entity (including, without limitation, Consultant); and (iii) Consultant has the full right to allow itself to provide Company with the assignments and rights provided for herein and, in addition, Consultant will have each person who may be involved in any way with, or have any access to, any Services or Proprietary Information enter into (prior to any such involvement or access) a binding agreement for Company’s benefit that contains provisions at least as protective as those contained herein; (iv) Consultant shall comply with all applicable laws and Company safety rules in the course of performing the Services; and (v) if Consultant’s work requires a license, Consultant has obtained that license and the license is in full force and effect.

4. Term and Termination. This Agreement shall commence upon the Effective Date and shall continue in effect until terminated pursuant to (i) this Section 4 or (ii) the six (6) month anniversary of the Effective Date which date may be extended by Company, with Consultant’s consent. Company may terminate this agreement at any time without notice if Consultant breaches a material provision of this Agreement. Company also may terminate this Agreement at any time, upon 30 calendar days written or email notice. Consultant may terminate the Agreement upon 30 calendar days written notice. Notwithstanding, in the event of a termination notice in connection with this Section 4, all of the compensation paid by Company pursuant to this Agreement and issued to Consultant prior to the effective date of any termination shall be deemed earned or immediately due and payable. Sections 2 through 11 of this Agreement and any remedies for breach of this Agreement shall survive any termination or expiration of this Agreement.

5. Relationship of the Parties; Independent Contractor; No Employee Benefits. Notwithstanding any provision hereof, Consultant is an independent contractor, and Consultant shall bind or attempt to bind Company to any contract. Consultant shall accept any directions issued by Company pertaining to the goals to be attained and the results to be achieved by Consultant, but Consultant shall be solely responsible for the manner and hours in which the Services are performed under this Agreement. Consultant shall not be eligible to participate in any of Company’s employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs. Company shall not provide workers’ compensation, disability insurance, Social Security or unemployment compensation coverage or any other statutory benefit to Consultant. Without limiting the foregoing, Consultant shall comply at Consultant’s expense with all applicable provisions of workers’ compensation laws, unemployment compensation laws, federal Social Security law, the Fair Labor Standards Act, federal, state and local income tax laws, and all other applicable federal, state and local laws, regulations and codes required to be fulfilled by independent contractors.

6. Assignment. This Agreement and the services contemplated hereunder are personal to Consultant and Consultant shall not have the right or ability to assign, transfer or subcontract any obligations under this Agreement without the written consent of Company. Any attempt to do so shall be void. Company may assign its rights and obligations under this Agreement in whole or part.

7. Notice. Unless otherwise provided herein, all notices under this Agreement shall be in writing and shall be deemed given when delivered by e-mail, by hand or professional courier or express delivery service to the address of the party to be noticed as set forth below or to such other address as such party last provided to the other by written notice.

8. Publicity. Consultant shall make no public announcements or engage in any marketing or promotion concerning this Agreement, or the work performed hereunder without the advance written consent of Company.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of California.

10. Arbitration. Any dispute or claim arising out of or in connection with any provision of this Agreement will be finally settled by binding arbitration in the State of California, County of San Mateo. The arbitrator shall be selected, and the arbitration hearing conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the Parties may apply to any court of competent jurisdiction located within the State of California, County of San Mateo for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision. If any court or arbitrator finds that any term makes this arbitration agreement unenforceable for any reason, the court or arbitrator shall have the power to modify such term to the minimum extent necessary to make this arbitration agreement enforceable and, to the extent this arbitration agreement as a whole is deemed unenforceable for any reason, the parties agree that the venue of any litigation or dispute between the parties shall be exclusively in San Mateo County, California.

11. Miscellaneous. This Agreement sets forth the entire and exclusive understanding of the parties with respect to the subject matter hereof and supersedes and merges all prior and contemporaneous agreements or understandings, whether written or oral, with respect to its subject matter. Any breach of Section 2, 3, or 8 will cause irreparable harm to Company for which damages would not be an adequate remedy, and therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. No changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys’ fees. Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

12. Indemnification. Company agrees to indemnify, defend and hold harmless Consultant, including its affiliates and agents, against all losses, expenses, damages and costs, including reasonable attorneys’ fees, resulting from any act, action or omission, except for acts of Consultant of willful misconduct, bad faith or gross negligence, related to this Agreement. Subject to the limitation hereunder, Consultant agrees to indemnify, defend and hold harmless Company, its officers, directors, members, employees, affiliates and agents against all losses, expenses, damages and costs caused by Consultant’s willful misconduct, bad faith or gross negligence related to this Agreement.

Any liability of Consultant and its officers, directors, controlling persons, employees or agents related to this Agreement shall not exceed the compensation (which shall be measured on the date of issuance of the Shares (as defined in the Statement of Work)) paid to Consultant by Company pursuant to this Agreement.

IN WITNESS WHEREOF, the undersigned have entered into this Consulting Agreement as of the Effective Date.

SYSOREX, INC.	CONSULTANT

/s/ Zaman Khan	/s/ Nadir Ali
Signature	Signature

/s/ Zaman Khan	/s/ Nadir Aldi
Zaman Khan	Nadir Aldi

Chief Executive Officer	Date: April 14, 2021

Date: April 14, 2021

Notice:	Notice:

Address:	Address:	c/o Inpixon
2479 East Bayshore Road
13880 Dulles		Suite 195 Palo Alto, California 94303
Corner Ln. #175 Herndon, VA 20171

With an electronic copy to:	With an electronic copy to:
ZamanKhan@sysorexinc.com	nadir.ali@inpixon.com

EXHIBIT A

FORM OF

Statement of Work

This Statement of Work is issued under and subject to all of the terms and conditions of the Consulting Agreement dated as of April 14, 2021 by and between Company and Consultant.

SERVICES

Company hereby engages Consultant as an advisor to management with respect to his knowledge and expertise on an as needed basis related to the Pre-Transaction Business (the “Services.”). Consultant shall be responsible for providing the Services to Zaman Khan and Vincent Loiacono, who shall be Consultant’s primary point of contact or such other persons as Company may specify during the term of this Agreement. The Services will be based, in whole or in part, upon information made available by Company to Consultant during this engagement

FEES /EXPENSES

Fees

In exchange for the Services provided during the term of this Agreement, Company shall issue to Consultant 1,250,000 restricted shares of Company’s common stock (the “Shares”) on the Effective Date valued at a price per share equal to $0.569.

The Shares are deemed and agreed to be a commencement incentive and consideration now due and owing for Consultant entering into this Agreement and performing Consultant’s duties during the term of this Agreement. Company acknowledges that as a result of Consultant’s services to Company prior to the Effective Date, Company may derive immediate benefit as a result of such services.

Consultant shall not be issued, at any time during the term or any extension thereof, such number of shares of common stock that would result in beneficial ownership by the Consultant and its affiliates of more than 9.99% of the outstanding shares of Company common stock.

Provided that restrictive legends may be removed in accordance with Rule 144, upon request of Consultant or its broker, Company agrees to take any and all action(s) necessary to remove such restrictive legends from the Shares awarded to Consultant pursuant to this Agreement, including, without limitation, (i) authorizing the Company’s transfer agent to remove the restrictive legend on the subject shares, (ii) expediting the acquisition of a legal opinion from Company’s authorized counsel at Company’s expense favorably opining as to the removal of the restrictive legend, and (iii) cooperating and communicating with Consultant and its broker in order to use the Company’s commercially reasonable best efforts to clear the subject shares of restriction as soon as possible after request by Consultant or its broker to either Company or its transfer agent. Further, Company agrees not to unreasonably withhold or delay approval of any request for removal of restrictive legends by Consultant or its broker in accordance with Rule 144.

Company (i) represents that its Board of Directors has approved this Agreement and that it will appropriately and timely disclose the issuance of the Shares in its SEC filing(s), if required by applicable securities laws; (ii) shall provide Consultant with a true and correct copy of Company’s board resolution authorizing the issuance of the Shares upon request; and (iii) represents and warrants that the Shares when issued to Consultant as compensation hereunder shall be validly issued, fully paid and non-assessable.

In connection with the issuance of the Shares to Consultant hereunder, as may be applicable, Company shall be responsible for any and all compliance with applicable securities laws, rules and regulations, including, without limitation, the Act as well as all applicable filing requirements under the Securities Exchange Act of 1934 (“Exchange Act”), and all state securities laws. Company recognizes and agrees that failure to timely make its Exchange Act filings will materially hinder the effectiveness of the Services and will constitute automatic grounds for cancellation by the Consultant and all compensation paid to Consultant up to and including the date of such failure shall be deemed fully earned by Consultant as of such date.

Consultant shall be entitled to the registration rights of the Holders (as such term is defined in the RRA) described in the Registration Rights Agreement in the form attached hereto as Exhibit A (the “RRA) and the Company agrees to register the Shares issued pursuant to this Agreement in accordance with the terms and conditions of the RRA.

Expenses

Company will reimburse Consultant for non-ordinary out of pocket expenses reasonably incurred by Consultant in connection with the performance of the Services. All reimbursable expenses must be pre-approved in writing by Company. An itemized expense statement must be submitted, including substantiating receipts, with monthly invoice, if applicable.

Exhibit A

Registration Rights Agreement